                                               Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-75623

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 24, 1999
(To Prospectus dated June 24, 1999)

                           $70,200,000 (Approximate)

GREEN TREE

                              Seller and Servicer

                       Certificates for Home Equity Loans
                                 Series 1999-C

                               ----------------

  We are offering the Class M-2 certificates through this supplement.

                                                     Approximate    Pass-Through
Class                                              Principal Amount     Rate
-----                                              ---------------- ------------
Class M-2.........................................   $70,200,000      8.36%(1)
                                                     -----------
Total.............................................   $70,200,000
                                                     ===========

(1)  Or the weighted average of the rates on the loans, if less.

  This supplement relates to the offering of Class M-2 certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated June 24, 1999 and in the related prospectus dated June 24, 1999. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

  The Class M-2 certificates will be purchased by the underwriters from Green Tree and will be offered by the underwriters from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Green Tree from the sale of such certificates, before deducting expenses, will be approximately $69,548,587.50, plus accrued interest.

  Consider carefully the risk factors beginning on page S-13 in the prospectus supplement.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

  These securities will be delivered on or about July 22, 1999.

                               ----------------

                  Underwriters of the Class M-2 certificates:

Lehman Brothers                                             Merrill Lynch & Co.

                 The date of this supplement is July 21, 1999.

                                  UNDERWRITING

  The underwriters have agreed, subject to the terms and conditions of the supplemental underwriting agreement, dated July 21, 1999, to purchase from Green Tree the respective principal amounts of the certificates set forth opposite their names below.

                                                                     Principal
                                                                     Amount of
                                                                     Class M-2
                                                                    Certificates
                                                                    ------------
Lehman Brothers Inc. .............................................. $45,000,000
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.............................................. $25,200,000
                                                                    -----------
    Total.......................................................... $70,200,000
                                                                    ===========

  In the supplemental underwriting agreement, the underwriters have agreed, subject to the terms and conditions in the agreement, to purchase all of the certificates offered by this supplement if any such certificates are purchased. In the event of a default by the underwriters, the supplemental underwriting agreement provides that, in certain circumstances, the supplemental underwriting agreement may be terminated.

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For 90 days after the date of this supplement to the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus with supplements. This is in addition to the dealers' obligation to deliver a copy of this prospectus with supplements when acting as underwriters and with respect to their unsold allotments or subscriptions.


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